IRET Update on COVID-19

MINNEAPOLIS, MN, March 27, 2020 -- IRET (NYSE: IRET) today provided the following updates regarding the ongoing COVID-19 pandemic.
IRET is closely monitoring the changing landscape of residential community operations in response to the COVID-19 pandemic. Our first priority is the health and well-being of our residents, team members and the communities we serve, including 70 communities consisting of approximately 12,000 homes across six states. We are working to care for our team members and modify our practices so that we can continue to service our communities while requiring social distancing and remote work arrangements where possible. We are also working to maintain compensation and flexibility for our teams despite reduced hours and potential quarantine/illness situations.
At our communities, IRET has made changes to its daily operations that include the following:

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We have enacted social distancing practices for our team and within our communities in order to do our part to stop the spread of the virus, including encouraging residents to use electronic or phone communication when contacting IRET staff.

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We have closed all common amenity spaces until further notice in an effort to support social distancing and comply with governmental regulations. This includes on-site fitness centers, community rooms, swimming pools, resident coffee services, and conference facilities.

•	Communities have implemented enhanced cleaning and disinfecting protocols.

•	Maintenance requests are being completed for essential or emergency services only.

•	Our offices are closed to the public, and our leasing is being done on-line and through virtual tours.

IRET’s focus on the health and welfare of its residents extends to ensuring its residents’ and communities’ financial stability. IRET has extended the time to pay April rent, is waiving all fees associated with credit card payments, has suspended eviction filings, and is offering rental deferment payment plans to residents experiencing financial hardship. Additionally, the Company is offering flexible lease renewal terms.
You can find more information on IRET’s COVID-19 response at www.iretapartments.com. In addition to these measures, IRET announced the following:
Operating Performance Update

•	Total rental revenue for same-store communities for the two months ended February 29, 2020 increased 3.7%, and NOI increased by 3.4% over the prior year period.

•	Physical occupancy for Same Store Communities as of March 26, 2020 was 95.6%, versus 95.9% as of the same date in March 2019 and 94.0% as of December 31, 2019.

2020 Financial Outlook

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With the economic uncertainty that lies ahead, it is too early to quantify the financial impact to our business. For this reason, we are withdrawing our 2020 financial outlook numbers. We are actively monitoring the potential impact to our business and plan to provide an updated financial outlook when we report first quarter 2020 earnings.

Liquidity and Balance Sheet

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IRET has an existing cash balance of approximately $21 million as of today. Including the current availability on its revolver, IRET has access to approximately $188 million of liquidity as of the date of this press release.

•	IRET has approximately $9.6 million of debt maturities remaining in 2020 and approximately $36.1 million of debt maturities in 2021.

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As of December 31, 2019, IRET’s unsecured NOI was 61% of its trailing twelve-month NOI, and 45 of its 69 communities were unencumbered with a mortgage, providing a substantial source of potential additional liquidity through mortgage financing if necessary.

Investment Activity

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As of the date of this release, the Nokomis construction project, in which IRET is the construction and mezzanine lender, remains on schedule. For the remainder of 2020, we expect to fund $18.9 million of loan proceeds, with the balance being funded in 2021 and 2022. Due to the uncertainties related to COVID-19, this timeline is expected to remain fluid.

•	While some of our value-add renovations remain on schedule, some have been delayed or put on hold until we have visibility into occupancy and rental rates upon stabilization of the broader economy.

Mark O. Decker, Jr., IRET’s President and CEO, reported: “We expect first quarter 2020 results to be in-line with our expectations. The balance sheet remains strong with limited debt maturities over the next 24 months, and the portfolio remains well occupied at 95.6% as of today. However, there remains a great deal of unknowns at this point in time. We are seeing reduced traffic at our properties and expect additional economic volatility for the remainder of 2020.”
Forward-Looking Statements
In addition to historical information, this document contains forward-looking statements under the federal securities law. These statements are based on current expectations, estimates, and projections about the industry and markets in which the Company operates, management's beliefs, and assumptions made by management. Forward-looking statements are not guarantees of future performance and involve certain risks and uncertainties which are difficult to predict. Factors that may cause the Company’s actual results or performance to differ materially from those contemplated by forward-looking statements are described under the heading “Risk Factors” in the Company’s Annual Report on Form 10-K and in other filings with the Securities and Exchange Commission. Forward-looking statements made in this document represent management’s opinions at the time of this publication, and the Company assumes no obligation to update or supplement these statements due to subsequent events.
About IRET
IRET is a real estate company focused on the ownership, management, acquisition, redevelopment, and development of apartment communities. As of December 31, 2019, we owned interests in 69 apartment communities consisting of 11,953 apartment homes. IRET's common shares and Series C preferred shares are publicly traded on the New York Stock Exchange (NYSE symbols: "IRET" and "IRET-PC," respectively). IRET's press releases and supplemental information are available on its website at www.iretapartments.com or by calling Investor Relations at 701-837-7104.
Contact Information
Jonathan Bishop
Vice President – Finance
Phone: 701-837-7104
E-mail: IR@iret.com